Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 2

THIS SUPPLEMENTAL INDENTURE NO. 2 (this “Supplemental Indenture”) is made as of March 7, 2025 between First Horizon Corporation (f/k/a First Horizon National Corporation), a corporation duly organized and existing under the laws of the State of Tennessee (herein called the “Company”), having its principal office at 165 Madison Avenue, Memphis, Tennessee 38103, and The Bank of New York Mellon Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee have heretofore executed an indenture dated as of December 20, 2010, as supplemented by Supplemental Indenture No. 1, dated May 26, 2020 (the “Indenture”).

Section 901(5) of the Indenture permits the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, to enter into one or more supplemental indentures, in form satisfactory to the Trustee, without the consent of any Holders, to add, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding.

The Company and the Trustee wish to amend the Indenture to change or eliminate certain provisions of the Indenture, with the amendments applying only to Securities issued after the time this Supplemental Indenture is executed and not applying to, or modifying the rights of Holders of, any other Securities.

The entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture and all actions necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been completed.

NOW, THEREFORE, the Company hereby covenants and agrees with the Trustee as follows:

Article I

Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Indenture. References in this Supplemental Indenture to Article or Section numbers shall be deemed reference numbers to Article or Section numbers in the Indenture.

Article II

Amendments

Section 2.01 Applicability

Except as otherwise may be provided pursuant to Sections 201 and 301 of the Indenture with respect to any particular Security issued after the date hereof, Sections 2.02 through 2.05 of this Supplemental Indenture shall apply to Securities issued after the execution of this Supplemental Indenture and shall not apply to, or modify the rights of holders of, any Securities issued before such execution. Any such determination by the Company as to when a Security is deemed to be issued relative to the execution of this Supplemental Indenture may (but need not) be set forth in an Officers’ Certificate or supplemental indenture establishing such Securities or series or in such other manner as the Company may determine. In the absence of any such determination, for purposes of this Section 2.01, a Security shall be deemed to be issued at the time of the original issuance of the Security. The Trustee shall have no obligation to determine whether any

Security has been issued after or before the execution of this Supplemental Indenture. The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any such determination made by the Company.

Section 2.02 Amendment of Events of Default

a) Section 501 (Events of Default) of the Indenture is hereby deleted and replaced with the following:

“‘Event of Default’, wherever used herein with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any interest upon any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2) default in the payment of the principal of or any premium on any Security, if any, of that series at its Maturity, and continuance of such default for a period of 30 days; or

(3) [intentionally omitted]; or

(4) [intentionally omitted]; or

(5) [intentionally omitted]; or

(6) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(7) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property; or

(8) any other Event of Default provided with respect to Securities of that series.”

b) Section 502 (Acceleration of Maturity; Rescission and Annulment) of the Indenture is hereby amended as follows:

a.	The third paragraph of such Section is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“No such rescission shall affect any subsequent Event of Default or Covenant Breach or impair any right consequent thereon.”

b.	The following paragraph is inserted at the end of such Section:

“For the avoidance of doubt, except to the extent otherwise specifically provided pursuant to Sections 201 and 301 with respect to a particular Security or Securities, neither the Trustee nor any Holders of Securities shall be entitled to accelerate the maturity of any Security, nor shall the maturity of any Security be otherwise accelerated, as a result of a Covenant Breach.”

c)	The first paragraph of Section 503 (Collection of Indebtedness and Suits for Enforcement by Trustee) of the Indenture is hereby deleted and replaced with the following:

“The Company covenants that if:

(1) default is made in the payment of any interest on any Security when such interest becomes due and payable and such default continues for a period of 30 days; or

(2) default is made in the payment of the principal of (or premium, if any, on) any Security at the Maturity thereof and such default continues for a period of 30 days,

the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Securities, the whole amount then due and payable on such Securities for principal, and any premium or interest, and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal or premium and on any overdue interest, at the rate or rates prescribed therefor in such Securities, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.”

Section 2.03 Covenant Breaches

a)	Section 101 (Definitions) of the Indenture is hereby amended by adding the following definition immediately following the definition of “corporation”:

“‘Covenant Breach’ means,

(1) default in the deposit of any sinking fund payment, when and as due by the terms of a Security of that series; or

(2) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with in Section 5.01 or which has expressly been included in this Indenture solely for the benefit of a series of Securities other than that series), and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Covenant Breach” hereunder;

(3) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or one of our Significant Subsidiaries (including a default with respect to Securities of any series other than that series) having an aggregate principal amount outstanding of in excess of $100,000,000, or under any mortgage, indenture or instrument (including this Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or one of our Significant Subsidiaries having an aggregate principal amount outstanding of in excess of $100,000,000, whether such indebtedness now exists or shall hereafter be created, which default (A) shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or (B) shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without, in the case of Clause (A), such indebtedness having been discharged or without, in the case of Clause (B), such indebtedness having been discharged or such acceleration having been rescinded or annulled, in each such case within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled, as the case may be, and stating that such notice is a “Notice of Covenant Breach” hereunder; provided, however, that, subject to the provisions of Sections 601 and 602, the Trustee shall not be deemed to have knowledge of such default unless either (A) a Responsible Officer of the Trustee shall have actual knowledge of such default or (B) the Trustee shall have received written notice thereof from the Company, from any Holder, from the holder of any such indebtedness or from the trustee under any such mortgage, indenture or other instrument; or

(4) any other Covenant Breach provided with respect to Securities of that series.

A Covenant Breach shall not be an Event of Default with respect to any series of Securities, except to the extent otherwise specifically provided pursuant to Sections 201 and 301 with respect to such Securities.”

b)	Section 101 (Definitions) of the Indenture is hereby amended by adding the following definition immediately following the definition of “maturity”:

“Notice of Covenant Breach” means a written notice of the kind specified in the definition of “Covenant Breach”.”

c)	Section 101 (Definitions) of the Indenture is hereby amended by deleting the definition of “Notice of Default” in its entirety.

d)	The first sentence of the seventh paragraph of Section 104 (Acts of Holders; Record Dates) of the Indenture is hereby deleted and replaced with the following:

“The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to join in the giving or making of (i) any Notice of Covenant Breach, (ii) any declaration of acceleration referred to in Section 502, (iii) any request to institute proceedings referred to in Section 507(2) or (iv) any direction referred to in Section 512, in each case with respect to Securities of such series.”

e)	Section 203 (Form of Reverse of Security) of the Indenture is hereby amended as follows:

a.	Paragraph 7 of such Section is hereby deleted and replaced with the following:

“[If applicable, insert -- The Indenture contains provisions for defeasance at any time of [the entire indebtedness of this Security] [or] [certain restrictive covenants, Events of Default and Covenant Breaches with respect to this Security] [, in each case] upon compliance with certain conditions set forth in the Indenture.]”

b.	Paragraph 12 of such Section is hereby amended by inserting “or Covenant Breach” after each occurrence of the phrase “Event of Default.”

f)	Section 301 of the Indenture is hereby amended by deleting clause (21) and replacing it with:

“(21) any addition to, elimination of or other change in the covenants set forth in the definition of “Covenant Breach” in Section 101; and

(22) any other terms of the series (which terms shall not be inconsistent with the provisions of this Indenture, except as permitted by Section 901(5)).”

g)	Clause (2) of paragraph 8 of Section 305 (Registration; Registration of Transfer and Exchange) of the Indenture is hereby amended by adding “or Covenant Breach” after the phrase “Event of Default.”

h)	The last paragraph of Section 503 (Collection of Indebtedness and Suits for Enforcement by Trustee) of the Indenture is hereby deleted and replaced with the following:

“If an Event of Default or Covenant Breach with respect to Securities of any series occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Securities of such series by such appropriate judicial proceedings as the Trustee shall deem necessary to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.”

i)	Clauses (1) and (2) of Section 507 (Limitation on Suits) of the Indenture is hereby deleted and replaced with the following:

“(1) such Holder has previously given written notice to the Trustee of a continuing Event of Default or Covenant Breach with respect to the Securities of that series;

“(2) the Holders of not less than 25% in principal amount of the Outstanding Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or Covenant Breach in its own name as Trustee hereunder;”

j)	The first paragraph of Section 511 (Delay of Omission Not Waiver) of the Indenture is hereby deleted and replaced with the following:

“No delay or omission of the Trustee or of any Holder of any Securities to exercise any right or remedy accruing upon any Event of Default or Covenant Breach shall impair any such right or remedy or constitute a waiver of any such Event of Default or Covenant Breach or an acquiescence therein.”

k)	The last paragraph of Section 513 (Waiver of Past Defaults) of the Indenture is hereby deleted and replaced with the following:

“Upon any such waiver, such default shall cease to exist, and any Event of Default or Covenant Breach arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.”

l)	Clauses (a) and (b) of Section 601 (Certain Duties and Responsibilities) of the Indenture are hereby deleted and replaced with the following:

“(a) Except during the continuance of an Event of Default or Covenant Breach,

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture.

(b) In case an Event of Default or Covenant Breach has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.”

m)	Section 602 (Notice of Default) of the Indenture is hereby deleted and replaced with the following:

“If a default occurs hereunder with respect to Securities of any series, the Trustee shall give the Holders of Securities of such series notice of such default as and to the extent provided by the Trust Indenture Act; provided, however, that in the case of any default of the character specified under the definition of Covenant Breach, with respect to Securities of such series, no such notice to Holders shall be given until the expiration of any applicable period as provided therein. For the purpose of this Section, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach with respect to Securities of such series.”

n)	Clause (11) of Section 603 (Certain Rights of Trustee) of the Indenture is hereby deleted and replaced with the following:

“(11) the Trustee shall not be deemed to have notice of any default, Event of Default or Covenant Breach unless the Trustee has knowledge thereof.”

o)	The second to last paragraph of Section 607 (Compensation and Reimbursement) of the Indenture is hereby deleted and replaced with the following:

“When the Trustee incurs expenses or renders services in connection with an Event of Default or Covenant Breach, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law.”

p)	Clause (2) of Section 801 (Company May Consolidate, Etc., Only on Certain Terms) of the Indenture is hereby amended by inserting “or Covenant Breach” after each occurrence of the phrase “Event of Default.”

q)	Clause (3) of Section 901 (Supplemental Indentures Without Consent of Holders) of the Indenture is hereby amended by inserting “or Covenant Breaches” after each occurrence of the phrase “Events of Default.”

r)	Section 1004 (Statement by Officers as to Default) of the Indenture is hereby amended by inserting the following at the end thereof:

“For the purpose of this Section, the term “default” means any event which is, or after notice or the lapse of time or both would become, an Event of Default or a Covenant Breach.”

s)	Section 1303 (Covenant Defeasance) of the Indenture is hereby deleted and replaced with the following:

“Upon the Company’s exercise of its option (if any) to have this Section applied to any Securities or any series of Securities, as the case may be, (1) the Company shall be released from its obligations under Section 801(3) and any covenants provided pursuant to Section 301(18), 901(2) or 901(7) for the benefit of the Holders of such Securities and (2) the occurrence of any event specified in clause (2) of the definition of “Covenant Breach” (with respect to any of Section 801(3) and any such covenants provided pursuant to Section 301(18), 901(2) or 901(7)), clause (3) of the definition of “Covenant Breach” and clause (4) of the definition of “Covenant Breach” shall be deemed not to be or result in an Event of Default or Covenant Breach, in each case with respect to such Securities as provided in this Section on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such

Covenant Defeasance means that, with respect to such Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section (to the extent so specified in the case of clause (2) of the definition of “Covenant Breach”, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of this Indenture and such Securities shall be unaffected thereby.

t)	Clause (5) of Section 1304 (Conditions to Defeasance or Covenant Defeasance) of the Indenture is hereby deleted and replaced with the following:

“(5) No event which is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach with respect to such Securities or any other Securities shall have occurred and be continuing at the time of such deposit or, with regard to any such event specified in Sections 501(6) and (7), at any time on or prior to the 90th day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to the Company under Federal or State law in respect of such deposit (it being understood that this condition shall not be deemed satisfied until after the expiration of such period).”

Section 2.04 Amendment to Notice of Redemption

a)	The first sentence of Section 1104 (Notice of Redemption) of the Indenture is hereby deleted and replaced with the following:

“Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date (except to the extent otherwise specifically provided pursuant to Sections 201 and 301 with respect to such Security), to each Holder of Securities to be redeemed, at the address of such Holder appearing in the Security Register.”

Section 2.05 Provisions of General Application

a)	The following definition of “Electronic Means” is hereby added to Section 101 (Definitions) following the definition of “Depositary”:

“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

b)	The following definition of “Authorized Officers” is hereby added to Section 101 (Definitions) following the definition of “Authenticating Agent”:

“Authorized Officers” has the meaning specified in Section 105.”

c)	The following definition of “Instructions” is hereby added to Section 101 (Definitions) following the definition of “Indenture”:

“Instructions” has the meaning specified in Section 105.”

d)	The last paragraph of Section 105 (Notices, Etc., to Trustee and Company) of the Indenture is hereby deleted and replaced with the following:

“The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and related financing documents and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company, whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and, if the Trustee believes in good faith that such Instructions are genuine and from the person purporting to be the sender of such Instructions, that the Trustee shall have the right to conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction, unless such losses, costs or expenses were caused by the Trustee’s gross negligence, bad faith, fraud or wilful misconduct. The Company agrees: (i) subject to the immediately preceding sentence, to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.”

e)	Section 112 (Governing Law) of the Indenture is hereby deleted and replaced with the following:

“SECTION 112. Governing Law; Waiver of Jury Trial.

This Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY PERMITTED BY APPLICABLE LAW.”

Article III

Miscellaneous

Section 3.01 Execution as Supplemental Indenture.

This Supplemental Indenture is executed and, once executed, immediately effective, and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture shall form a part of the Indenture.

Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 3.02 Responsibility for Recitals.

The recitals herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for the correctness thereof or for the validity or sufficiency of this Supplemental Indenture.

Section 3.03 Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.04 Conflicts.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall prevail.

Section 3.05 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature page follows]

in witness whereof, the parties hereto have caused this Supplemental Indenture to be duly executed.

FIRST HORIZON CORPORATION

By:	/s/ Hope Dmuchowski
	Name:	Hope Dmuchowski
	Title:	Senior Executive Vice President and Chief Financial Officer

Attest:

/s/ Shannon M. Hernandez
Shannon M. Hernandez
Senior Vice President, Assistant General Counsel and Corporate Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Ann M. Dolezal
	Name:	Ann M. Dolezal
	Title:	Vice President